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                                                                    EXHIBIT 8(g)
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                                           March 21, 1985



State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, Massachusetts 02171

Gentlemen:

     Reference is made to the Custodian Agreement (the "Custodian Agreement") dated December 27, 1978, between Institutional Liquid Assets (the "Fund") and State Street Bank and Trust Company ("State Street"). Terms herein which are defined in the Custodian Agreement have the same meaning herein as in the Custodian agreement.

     The purpose of this letter is to confirm our understanding that the Custodian Agreement is amended as follows:

     1. The first sentence of (S)2 is deleted and the following two sentences are inserted in its place:

                  "State Street will hold all cash of each Portfolio, other than cash held by such Portfolio in an account established and maintained in accordance with Rule 17f-3 under the 1940 Act and under other than cash held in the "GSFG Joint Account" [which consists of a cash account and securities account established for the purchase of certain repurchase agreements by the Fund and certain other funds advised by Goldman, Sachs & Co. which have amended their respective custodian agreements with State Street to provide for the establishment of such an account (collectively, the Funds")], in the banking department of State Street in a separate account or accounts in the name of such Portfolio, subject only to draft or order by State Street in accordance with the terms of this Agreement. The cash in the GSFG Joint Account will also be held in a separate account by the banking department of State Street on behalf of the
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           Funds under the name "GSFG joint Account", subject only to draft or order by State Street in accordance with the terms of this Agreement."


           2. The first sentence of (S)3A is amended to read in full as follows:


                  "State Street will hold in a separate account, and physically separated at all times from those of any other persons, firms, corporations or other Portfolios, pursuant to the provisions hereof, all securities received by State Street for or for the account of a Portfolio, except those securities received (either in certificate form or through an entry crediting State Street's account at the Federal Reserve Bank with such securities) in connection with repurchase agreements to be held in the GSFG Joint Account and, if applicable, written evidence of such repurchase agreements, which Account shall also be separate and physically separated at all times from those of any other person, firms, corporations or other Portfolios."

           3.  A new (S)3E is added, reading in full as follows:

                  "E. State Street acknowledges that each Fund will participate in the income earned or accrued in the GSFG Joint Account and in the custodial fees incurred in the operation of the Account on the basis of the percentage of the total amount in the Account on any day represented by its share of the Account and that each Fund will have an undivided interest in the repurchase agreements in the Account equal to such percentage."

           4. (S)4A is amended by adding the following sentence at the end of
              (S)4A:

                  "Repurchase agreements purchased by the GSFG Joint Account shall also be governed by the provisions of this (S)4A.:

           5. (S)4F is redesignated as (S)4G and a new (S)4F is added, reading in full as follows:

                  "F. GSFG Joint Account. To transfer cash to the GSFG Joint
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           Account."

           6. The lead-in paragraph of (S)5 shall be amended to read in full as follows:

                  "State Street shall have the sole power to release or deliver any securities of a Portfolio held by it pursuant to this Agreement, including securities held in the GSFG Joint Account. The term "account
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          of such Portfolio" as used in this (S)5 shall also be deemed to include the GSFG Joint Account. Upon receipt of proper instructions, State Street will transfer, exchange, or deliver securities held by it hereunder only for the following purposes:"

          7. (S)11 is amended by adding at the end of the first sentence after the world "parties" the follow parenthetical:

                    "(including the fund's ratable share of the compensation and expense reimbursement with regard to the GSFG Joint Account based on the percentage of the total amount in the Account on any day represented by its share of the Account.)"

          Please confirm your agreement to the foregoing by executing and returning the enclosed copy of this letter.

                                  Very truly yours,

                                  INSTITUTIONAL LIQUID ASSETS



                                  By:   Signature illegible
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                                        As its President
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STATE STREET BANK AND TRUST COMPANY


By: /s/ B. Weidlich
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        As its Vice President
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